                             UNDERWRITING AGREEMENT


     THIS UNDERWRITING AGREEMENT, made and entered into this the 9th day of February, 1984 (by and between NORTHBROOK LIFE INSURANCE COMPANY (hereinafter the "Company") on its own behalf and on behalf of the NORTHBROOK VARIABLE ANNUITY ACCOUNT (hereinafter the "Account"), a separate account of the Company, and DEAN WITTER REYNOLDS INC., (hereinafter the "Underwriter").

     WHEREAS, by resolution of its Board of Directors on February 14, 1983, the Company established the Account to set aside and invest assets attributable to certain variable annuity contracts (hereinafter the "Contracts") issued by the Company;

     WHEREAS, the Company has registered the Account as a unit investment trust under the Investment Company Act of 1940 (hereinafter the ("1940 Act");

     WHEREAS, the Company has filed the initial registration statement of the Contracts under the Securities Act of 1933 (hereinafter the "1933 Act") and will complete said registration under the 1933 Act;

     WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (hereinafter the "SEC") under the Securities Exchange Act of 1934, as amended, (hereinafter the ("1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and

     WHEREAS, the Company and the Account desire to have Contracts sold and distributed through the Underwriter and the Underwriter is willing to sell and distribute such Contracts under the terms of this Agreement;

     NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

1. Registration Statement -- At any time that this Agreement is in effect, the currently effective registration statement, or currently effective post-effective amendment thereto, relating to the Contracts and the Account, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.


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 2.  Prospectus -- Any Prospectus required to be filed on behalf of the Account.
Prospectus includes those Account Prospectuses within the registration statement, except that, if the most recently filed Account Prospectus filed pursuant to Rule 424(b) or Rule 424(c) of the 1933 Act subsequent to the date on which the Registration Statement became effective differs from the Account Prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the most recently filed Account Prospectus filed under Rule 424(b) or (c) from and after the date on which it shall have been filed. (For purposes of Article VIl and VIll of this Agreement, the terms "any Registration Statement" and "any Prospectus" mean, respectively, any document which is or at any time was a Registration Statement or a Prospectus within the meanings of paragraphs (1) or (2) of this Article 1.)

                                   ARTICLE II
                               GENERAL PROVISIONS

3. The Company grants to the Underwriter the right to be, and the Underwriter agrees to serve as, exclusive distributor and underwriter during the first year of the term of this Agreement and as distributor and principal underwriter of the Contracts during the remaining term of this Agreement. The Underwriter agrees to sell Contracts under the terms set by the Company, to use its best efforts in soliciting applications and in selling the Contracts, and to perform all duties necessary and proper in distributing the Prospectus and all sales and promotional materials. The Company reserves the right to refuse to issue any Contract.

4. a.) The Underwriter shall act as a fiduciary on behalf of theCompany in its handling of any premiums received for deposits into the Account.

     b.) The Underwriter shall remit all premiums, send all applications, forms and any other necessary documents promptly to the Company or its designated representative.

     c.) If any Purchase Payment is paid directly to the Company, the Company agrees to remit all commissions according to Article IV of this Agreement.

5. The Company agrees to obtain and maintain approval of the Contracts in those states or other jurisdictions where the Company determines it is desirable to sell and offer the Contract.

6. The Underwriter shall not give any information or make any representations concerning the Contract or Account or the Company to any person or entity unless the information or representations are contained in the Registration Statement in the Account's Prospectus filed with the SEC or are contained in the sales or promotional


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

literature approved by the Company. The Company must approve, in writing, all sales or promotional literature to be used in selling or soliciting the Contracts.

7. The Underwriter shall be responsible for carrying out the sales and underwriting obligations of this Agreement in compliance with the NASD Rules of Fair Practice and federal securities and state securities and insurance laws and regulations. To the extent necessary to offer the Contracts, the Underwriter shall be duly registered or licensed or otherwise qualified under the insurance and securities laws of the states, including the District of Columbia but excluding the State of New York.

8. The Company agrees to file sales or promotional literature if so required by any state or other jurisdiction.


                                   ARTICLE III
                               COSTS AND EXPENSES

9. Except as provided elsewhere in this Agreement, the Underwriter agrees to perform, at its own expense, all duties and functions which are necessary and proper for the sale of and distribution of the Contracts.

10.     The Company shall bear:

     a.) all costs and expenses, including the fees and disbursements of its attorneys and independent accountants, which are incurred in connection with preparing and filing those registration statements and prospectuses concerning the Account and required to be filed by the Company;

     b.) all expenses incurred in preparing, printing, mailing and otherwise distributing the Account's annual or interim reports or prospectuses to owners of the Contracts;

     c.) all costs and expenses of preparing and providing camera-ready copy of the Account's Prospectuses to the Underwriter;

     d.) all costs and expenses incurred in obtaining approval of the Contracts by the appropriate regulatory agencies in such states or other jurisdictions where so determined by the Company;

     e.) all costs and expenses incurred in maintaining state or other regulatory agency approval of the Contracts until the Company determines that it is no longer desirable to continue to offer the Contracts for sale in that state or other jurisdiction; and,


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

     f.) all costs and expenses incurred in obtaining any necessary state, NASD or other regulatory agency approval of sales or promotional literature which is used by the Underwriter.

11.  The Underwriter shall bear:

     a.) all costs and expenses incurred in printing, mailing and distributing the Account's Prospectus to any prospective purchaser of the Contract or, at or near the time of the initial Purchase Payment, to contractholders. The Underwriter is not responsible for printing, mailing and distributing those Account prospectuses which, by law, must be sent at least annually to owners of the Contract;

     b.) all costs and expenses incurred in preparing, printing and distributing any sales or promotional literature used by the Underwriter in offering the Contracts for sale; and,

     c.) all costs and expenses incurred in advertising the offering of the Contracts.


                                   ARTICLE IV
                           COMMISSIONS AND ALLOWANCES

12. The Company shall pay any commissions or other compensation payable on the sale of the Contract to the Underwriter so long as the payment of commissions or other compensation complies with insurance laws and regulations of the jurisdictions, state or otherwise, where the Company decides to offer the Contracts.

13. In any jurisdiction requiring payment of insurance commissions or other compensation to persons other than the Underwriter, the Company shall pay the commission in accordance with the laws or regulations of that jurisdiction and in a manner determined by the Company.

14. In the event the Company improperly pays a commission, insurance or otherwise, in reliance on information furnished by the Underwriter, the Underwriter must reimburse or indemnify the Company for any losses or penalties incurred as a result of such reliance as provided in Article VIII of this Agreement.

15. The Company shall compensate the Underwriter for performing its duties and functions under this Agreement as follows:


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

     a.) DIRECT COMMISSIONS -- For the sale of the Contract, theUnderwriter shall receive a direct commission equal to ____ percent (__%) of all Purchase Payments which are accepted by the Company. This __% commission shall include the appropriate insurance commission which the Underwriter shall pay to its associated persons or other employees unless otherwise provided in paragraphs 12 and 13 of this Article. In the event any Contract is fully or partially surrendered during the first six (6) months after its date of issue, the Underwriter shall refund to the Company all of the direct commission earned on the amount surrendered.

     b.) DIRECT SALES EXPENSE ALLOWANCE. -- As additional compensation to defer the Underwriter's expense incurred in producing sales materials, printing prospectuses, licensing associated persons or other employees to sell or offer to sell the Contracts, and advertising the Contract or Account, the Underwriter shall receive an amount equal to _______ percent (___%) of all Purchase Payments on Contracts which are accepted by the Company.

     c.) SALES ADMINISTRATION EXPENSE ALLOWANCE As additional compensation to defer the Underwriter's expenses incurred with respect to sales administration, including general overhead, travel, sales personnel training, production of management reports, compliance and personnel expenses, the Underwriter shall receive an amount equal to ___% of the Average Net Assets of the Account attributable to Contracts sold under this Agreement.

     The Company shall compute Average Net Assets by multiplying (A) times (B) where: (A) is the mortality and expense guarantee charge earned by the Company in the Account on Contracts sold by the Underwriter under this Agreement; and
(B) is 100.

     The Company shall pay sales administration expense allowance to the Underwriter annually and no later than sixty days after the close of the calendar year.

                                    ARTICLE V
                     ASSOCIATED PERSONS AND OTHER EMPLOYEES

16. The Underwriter will obtain and maintain all licenses, including any broker or insurance agent or general agency licenses, necessary for its associated persons or other employees to sell and service the Contracts and to fulfill their responsibilities under this Agreement.

17. The Company requires that the Contracts shall be sold and offered only by those registered and licensed associated persons or other employees of the Underwriter who are licensed by the Underwriter and appointed by the Company.


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The Underwriter shall ensure that any associated person or other employee who offers to sell or sells the Contracts is licensed under the appropriate federal securities laws and any applicable state securities or insurance laws, including those of the District of Columbia.

18. The Underwriter agrees to train its associated persons or other employees, including those who are not involved in the sale or offering for sale of the Contracts, and to use its best efforts to comply with the NASD Rules of Fair Practice and with federal and state securities, insurance or other laws.

19. On or before January 1, 1984, the Underwriter shall establish and implement reasonable written procedures for supervising the sales practices of associated persons or other employees selling the Contracts. The Company reserves the right to veto any unreasonable sales practice.

20. The Underwriter shall ensure that its associated persons or other employees shall not recommend the purchase of a Contract nor sell a Contract to an applicant in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the insurer or to the agent making the recommendation.

21. The Underwriter shall not withhold from its associated persons or employees any monies lawfully payable as commission or compensation for sale of the Contracts pursuant to this Agreement.

22. The Underwriter shall apply for the proper insurance licenses in the appropriate states or jurisdictions for its associated persons or other employees. The Company shall reimburse the Underwriter for any fees paid by the Underwriter for insurance agent licenses.

23. The Company shall appoint those associated persons and other employees of the Underwriter who are found eligible by state insurance departments and NASD to act as variable annuity agents. The Company reserves the right to reasonably refuse to appoint any proposed associated person or other employee as an agent and the right to terminate an agent once appointed.


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

                                   ARTICLE VI
                                     RECORDS

24. All records concerning the Account or Contract shall be the exclusive property of the Company, free from any claim or retention of rights by the Underwriter. "Records" means all cumulative data, including but not limited to books, files, reports, data bases, facsimile signature devices or other materials concerning the Account or Contracts, which are intended to perpetuate a knowledge of the activities of the Account or Contracts. "Records" does not include reports or other data which are not produced at the request of or on behalf of the Company and which do not contain identifiable information about the contractholder.

25. Neither party shall disclose voluntarily any tape, books, reference manuals, instructions or data which concern either party's business and which are exchanged during the negotiation and performance of this Agreement. When this Agreement terminates or expires, the parties shall return all such tapes, books, reference manuals, instructions, information or data in their possession. This paragraph shall not apply to those "Records" in Paragraph 24 of this Article.

26. The Company shall have full and free access during normal business hours to any Records which concern the Account or Contracts and which are maintained by the Underwriter.

27. The Underwriter shall keep confidential any Records concerning the contract owners, annuitants or beneficiaries or any persons who have rights arising out of the Contract. The Underwriter may disclose such Records only If the Company has authorized a disclosure and if the disclosure is permitted by the applicable federal or state law governing privacy of records held by or within control of insurance companies. In the event the Underwriter is served with a subpoena or any other Court Order which mandates disclosure, the Underwriter must notify the Company and allow the Company sufficient time to authorize disclosure or to intervene in the judicial proceeding so as to protect its interest.

28. Both the Company and the Underwriter agree to keep all records required by federal and state laws, to maintain the books, accounts and records as to clearly and accurately disclose the precise nature and details of the transaction, and to assist one another in the timely preparation of records.

29. The Company shall furnish the Underwriter with copies of all documents which must be filed with the SEC by the Company concurrently with the Company's SEC filing. Concurrent with any other filing, whether state or federal, the Company shall furnish the Underwriter with copies of the filing if it affects the Account.


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

30. The Underwriter shall submit to all regulatory and administrative bodies which have jurisdiction over the Account any information, reports or other material requested pursuant to applicable laws or regulations.

31. The Underwriter shall furnish to the Company any reports and information which the Company may request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Illinois and any other state or jurisdiction.


                                   ARTICLE VII
                          COMPANY'S INDEMNITY AGREEMENT

32. The Company shall indemnify and hold harmless the Underwriter and each person who controls or is associated with the Underwriter within the meaning of the 1933 Act or 1934 Act for losses, claims, damages, or liabilities, joint or several, arising out of or based on any untrue statement or an alleged untrue statement of material fact, any omission or alleged omission of a material fact required by the 1933, 1934 or 1940 Acts, or any misleading statement resulting from an omitted or misstated material fact, contained in any Registration Statement or in any Prospectus provided that the Company will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue or alleged untrue statement, omission or alleged omission, or misleading statement made in reliance upon written information furnished to the Company by or on behalf of the Underwriter specifically for use in the preparation of any such Registration Statement or Prospectus.

33. The Company will reimburse the Underwriter for any legal or other expenses reasonably incurred by the Underwriter in investigating or defending any action or claim arising out of any action under paragraph 32 of this Article.

34. At its own expense, the Company may participate in or may assume the defense of any suit brought to enforce any such liability described in paragraph 32 of this Article. If the Company assumes its own defense, such defense shall be conducted by counsel chosen by the Company. If the Company assumes the defense of any suit and retains counsel, the Underwriter shall bear the fees and expenses of any additional counsel retained by them. If the Company does not assume the defense of any such suit, it will reimburse the Underwriter for the reasonable fees and expenses of any counsel retained by them.

35. The Company shall not indemnify the Underwriter for any action where an owner of the Contract or other person seeking legal recourse was not furnished or sent or given, at or prior to written confirmation of the sale of the Contract, a copy


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of the most recent Prospectus (excluding documents incorporated by reference) as amended, if the Company has previously furnished copies of the most recent Prospectus in accordance with the terms of this Agreement.

36. The Company shall not indemnify the Underwriter against any liability to which the Underwriter would otherwise be liable by reason of its negligence in the performance of its duties or by reason of disregard of its obligations and duties under this Agreement.

37. The Company shall not indemnify the Underwriter against any liability if the Underwriter does not notify the Company, in writing, within a reasonable time after the Underwriter or its designated service of process agent is served with the summons or other legal process which initially notifies the Underwriter of the nature of this claim.


                                  ARTICLE VIII
                        UNDERWRITERIS INDEMNITY AGREEMENT

38. The Underwriter shall indemnify and hold harmless the Company and each person who controls or is associated with the Company within the meaning of the 1933 Act or 1934 Act for losses, claims, damages, or liabilities, joint or several, arising out of or based on any untrue statement or an alleged untrue statement of material fact, any omission or alleged omission of a material fact required by the 1933, 1934 or 1940 Acts, or any misleading statement resulting from an omitted or misstated material fact, contained in any Registration Statement or in any Prospectus provided that the Underwriter will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue or alleged untrue statement, omission or alleged omission, or misleading statement made in reliance upon written information furnished to the Underwriter by or on behalf of the Company specifically for use in the preparation of any such Registration Statement.

Further, the Underwriter shall indemnify and hold harmless the Company for any losses, claims, damages or liabilities to which the Company or any director or officer thereof may become subject, insofar as the liabilities arise out of or are based upon any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Contracts by the Underwriter.

39. The Underwriter shall indemnify and hold harmless the Company for any penalties or liabilities which the Company incurs by paying commissions as a result of relying on information furnished by the Under-writer. Paragraph 14 of
Article IV of this Agreement is incorporated by reference. 40. The Underwriter will reimburse


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the Company for any legal or other expenses reasonably incurred by the Company in investigating or defending any action or claim arising out of any action under paragraphs 38 and 39 of this Article.

41. At its own expense, the Underwriter may participate In or may assume the defense of any suit brought to enforce any such liability described in paragraphs 38 and 39 of this Article. If the Underwriter assumes their own defense, such defense shall be conducted by counsel chosen by the Underwriter. If the Underwriter assumes the defense of any suit and retains counsel, the Company shall bear the fees and expenses of any additional counsel retained by it. If the Underwriter does not assume the defense of any such suit, it will reimburse the Company for the reasonable fees and expenses of any counsel retained by it.

42. The Underwriter shall not indemnify the Company against any liability to which the Company would otherwise be liable by reason of its negligence in the performance of its duties or by reason of disregard of its obligations and duties under this Agreement.

43. The Underwriter shall not indemnify the Company against any liability if the Company does not notify the Underwriter, in writing, within a reasonable time after the Company or its designated service of process agent is served with a summons or other legal process which initially notifies the Company of the nature of this claim.


                                   ARTICLE IX
                          COMPLAINTS AND INVESTIGATIONS

44. The Underwriter and the Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. The Underwriter and the Company further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to the Underwriter, the Company, their affiliates and their registered representatives to the extent that such investigation or proceeding is in connection with Contracts marketed under this Agreement. Without limiting the foregoing:

     (1) The Underwriter will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by the Company with respect to the Underwriter or any registered representative of the Underwriter or which may affect Company's issuance of any Contract marketed under this Agreement.


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

     (2) The Underwriter will promptly notify the Company of any customer complaint or notice of any regulatory investigation or proceeding received by the Underwriter or its affiliates with respect to the Underwriter, its affiliates, or any of its registered representative in connection with any Contract marketed under this Agreement or any activity in connection with any such Contract.

45. In the case of a customer complaint, the Company and the Underwriter will cooperate with each other in investigating such complaint and any response to such complaint will be sent to the other party of this Agreement for approval not less than five (5) business days of receipt prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph and confirmed in writing.


                                    ARTICLE X
                                 EFFECTIVE DATE

46. This Agreement shall be effective upon execution by both parties and will remain in effect unless terminated as provided in Article XI of this Agreement.


                                   ARTICLE XI
                                   TERMINATION

47. This Agreement shall be automatically terminated if it is assigned by the Underwriter. The term "assigned" shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.

48. This Agreement may be terminated by either the Company or the Underwriter at any time effective upon the mailing of written notice by registered mail by the terminating party to the other party not less than sixty (60) days prior to the termination date.

49. This Agreement may be terminated at any time upon the mutual written consent of the parties.

50. In the event either the Company or the Underwriter cannot or will not fulfill its responsibilities under this Agreement, the other party shall have the right to demand, in writing, that the noncompliance be corrected within thirty (30) days of the day on which the notice is received. In the event the noncompliance is not corrected within thirty (30) days, this Agreement will terminate on the 31st day after the complying party mails a termination notice by registered mail to the noncomplying party.


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51.  Upon the termination of this Agreement, the parties shall have no duties or functions under this Agreement except (a) to settle their accounts including payments of premiums or commissions subsequently received on Contracts in effect on the date of termination or issued pursuant to applications received by the Company prior to termination, and (b) to indemnify as set forth in Articles Vil and VIII of this Agreement. On any contract, partially or fully surrendered within the first six (6) months after Its date of issue, the Underwriter shall refund any commission in accordance with Article IV of this Agreement.


                                   ARTICLE XII
                                  MODIFICATION

52. Both parties declare that there are no oral or other agreements or understandings between them affecting this Agreement or relating to the selling or servicing of the Account and the Contracts. This Agreement supersedes all prior agreements between the parties and constitutes the entire Agreement between the parties.

53. The parties agree that in the event any provision of this Agreement conflicts with any provision of the Managing General Agent's Contract entered into between the Company and the Underwriter, this Agreement shall supersede and take precedence over the Managing General Agent's Agreement.

54. This Agreement may be modified only if in writing and if attested to by those persons authorized to enter into Agreements on behalf of the Company and Underwriter.

55. If either party fails to require performance by the other party of any provision of this Agreement, that party does not waive its right to require such performance at a later time. If either party waives the breach of any provision of this Agreement by the other party, the waiving party still has the right to require performance of the provision and its conduct shall not be construed to waive succeeding breaches.


                                  ARTICLE XIII
                                     NOTICE

56. Unless otherwise provided in this Agreement, all notices, requests, demands and other communications which must be provided under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by first class mail or registered or certified, postage prepaid.


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57.  All notices, requests, demands and other communications which are sent to the Company shall be sent to:

                                Robert S. Seiler
                        Senior Vice President, Secretary
                               and General Counsel
                          Northbrook Life Insurance Co.
                                 Allstate Plaza
                              Northbrook, IL 60062

58. All notices, requests, demands and other communications which are sent to the Underwriter shall be sent to-

                                   Thomas Peck
                               lst Vice-President
                            Dean Witter Reynolds Inc.
                               Insurance Services
                                110 Church Street
                                  New York, NY


                                   ARTICLE XIV
                                 APPLICABLE LAWS

59. This Agreement shall be subject to the 1933, 1934 and 1940 Acts, and the rules, regulations, and rulings issued thereunder, including such exemptions as the Securities and Exchange Commission may grant.

60. Except as provided in paragraph 59 of this Article XIV, this Agreement shall be construed in accordance with the laws of the State of Illinois.

61. If any provision of this Agreement shall be held OR made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.


                                          NORTHBROOK LIFE INSURANCE COMPANY


Attest /s/ Robert S. Seiler                   By:/s/Robert L. Roberts
      ---------------------                   -----------------------
           Secretary                          ROBERT L. ROBERTS
                                                  President




UNDERWRITER                             DEAN WITTER REYNOLDS INC.

Attest /s/Barbara Coffey                   By:/s/Charles Fiumerfreddo
      -------------------                     -----------------------
          Assistant Secretary                 CHARLES FIUMEFREDDO
                                              Executive Vice President


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